Exhibit 4.3

[Form of Note]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-[3][4]	$[ ]
CUSIP No.: 171239 AK2

Chubb INA Holdings LLC

5.000% Senior Note due 2034

Chubb INA Holdings LLC, a Delaware limited liability company (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [    ] HUNDRED MILLION ($[    ],000,000) on March 15, 2034 and to pay interest thereon from March 7, 2024 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually on March 15 and September 15 in each year (each, an “Interest Payment Date”), commencing September 15, 2024, at the rate of 5.000% per annum, until the principal hereof (and any Additional Amounts (as defined below)) is paid or duly made available for payment. Interest on this Note shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date or maturity or redemption date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or maturity or redemption date, as the case may be, to such next Business Day. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture referred to herein, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant regular record date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a subsequent Special Record Date (which shall be at least 10 days before the payment date) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture referred to herein. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

Payment of the principal of, interest on or any Redemption Price or Additional Amounts in respect of this Note shall be made at the office or agency of the Company and the Guarantor (as defined below) maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company or the Guarantor, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that payment to DTC or any successor Depository may be made by wire transfer to the account designated by DTC or such successor depository in writing.

This Note is one of a duly authorized issuance of securities of the Company (herein called the “Notes”), fully and unconditionally guaranteed as to payment of principal premium, if any, and interest by Chubb Limited, a company limited by shares (Aktiengesellschaft) under the laws of Switzerland (the “Guarantor”), issued and to be issued in one or more series under an Indenture, dated as of August 1, 1999, as supplemented by the First Supplemental Indenture, dated as of March 13, 2013 (such Indenture and First Supplemental Indenture together herein called, together with all indentures supplemental thereto, the “Indenture”), among the Company (formerly known as ACE INA Holdings Inc.), the Guarantor (formerly known as ACE Limited) and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto referenced is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions related to further Notes provided in the Indenture) to the aggregate principal amount specified in the Officer’s Certificate, dated as of March 7, 2024, establishing the terms of the Notes pursuant to the Indenture and the issuance of the Notes increases the limit of the aggregate principal amount of Notes of this series (subject to exceptions related to further Notes provided in the Indenture) to the aggregate principal amount specified in the Officer’s Certificate, dated as of July 31, 2024. The Notes constitute a further issuance of, and will be consolidated and form a single series with, the aggregate principal amount of 5.000% Senior Notes due 2034 issued on March 7, 2024.

The Notes are senior unsecured obligations of the Company and will rank equally in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding. The Company’s obligation to pay the principal of, interest on or any Additional Amounts in respect of the Notes is unconditionally guaranteed on a senior unsecured basis by the Guarantor pursuant to Article 16 of the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company or the Guarantor and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company, the Guarantor and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

This Note is not subject to any sinking fund.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest on or any Redemption Price or any Additional Amounts in respect of this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company and the Guarantor maintained for that purpose in any place where the principal of, interest on or any Additional Amounts in respect of this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in the denominations specified in the Officer’s Certificate, dated as of March 7, 2024, establishing the terms of the Notes, all as more fully provided in the Indenture and such Officer’s Certificate. As provided in the Indenture and in such Officer’s Certificate, and subject to certain limitations set forth in the Indenture, such Officer’s Certificate and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are redeemable in whole at any time or in part from time to time prior to December 15, 2033 (the “Par Call Date”), at the Company’s option, at a Redemption Price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed discounted to the redemption date (assuming the Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date; and (ii) 100 percent of the principal amount of the Notes being redeemed; plus, in either case, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

In addition, at any time on or after the Par Call Date, the Notes are redeemable in whole or in part, at the Company’s option, at a Redemption Price equal to 100 percent of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the

Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Any redemption made at the option of the Company shall be conducted in accordance with Article 11 of the Indenture, provided that any reference in Section 11.4 of the Indenture to 30 days shall be deemed to be 10 days for the purposes of this Note. Notwithstanding anything to the contrary in the Indenture, in the case of a partial redemption, selection of the Notes for redemption will be made by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

In addition, the Company may at any time purchase any of the Notes by tender, in the open market or by private agreement, subject to applicable law.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

The Company or, in the event that payments are required to be made by the Guarantor pursuant to its obligations under the Guarantee, the Guarantor will, subject to the exceptions and limitations set forth below, pay such additional amounts as are necessary in order that the net payment by the Company, the Guarantor or a Paying Agent of the principal of, and premium, if any, and interest on this Note to a Holder, after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States, Switzerland or any other jurisdiction in which the Company or the Guarantor or, in each case, any successor Person substituted in accordance with the Indenture may be organized or resident for tax purposes, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”), will not be less than the amount provided in this Note to be then due and payable (“Additional Amounts”); provided, however, that the foregoing obligation to pay Additional Amounts shall not apply: (1) to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds this Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as: (a) being or having been engaged in a trade or business in the Taxing Jurisdiction or having or having had a permanent establishment in the Taxing Jurisdiction; (b) having a current or former connection with the Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the Taxing Jurisdiction; (c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax; (d) being or having been a “10-percent shareholder” of the Company or the Guarantor as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; (2) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the Taxing Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge; (4) to any U.S. federal backup withholding tax (5) to any tax, assessment or other governmental charge that is payable otherwise than by withholding by the Company, the Guarantor or a Paying Agent from the payment; (6) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; (7) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge; (8) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent; (9) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; (10) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or (10) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

The Company shall be entitled to redeem this Note, at its option, at any time as a whole but not in part, upon not less than 10 nor more than 60 days’ notice, at 100 percent of the principal amount thereof, plus accrued and unpaid interest (if any) to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in the event that the Company or the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to this Note, any Additional Amounts as a result of: (1) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after March 4, 2024; or (2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after March 4, 2024, and, in each case, the Company or the Guarantor, as applicable, cannot avoid such obligation by taking reasonable measures available to it.

The Indenture contains provisions whereby (i) the Company and the Guarantor may be discharged from their obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company and the Guarantor may be released from their obligations under specified covenants and agreements in the Indenture, in each case if the Company or the Guarantor irrevocably deposits with the Trustee money or Government Obligations, or a combination thereof, in an amount sufficient, without consideration of any reinvestment, to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements and instruments made and to be performed wholly within such State.

All terms used in this Note without definition that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[Remainder of Page Intentionally Left Blank]

Unless the Certificate of Authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: July 31, 2024

ATTEST:	CHUBB INA HOLDINGS LLC

[SEAL]
By:
Name: Brandon Peene	Name:	Peter C. Enns
Title: Vice President and Secretary	Title:	Executive Vice President and Chief Financial Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: July 31, 2024

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	—
(Minor)

Custodian	—
(Cust)

Under Uniform Gifts to Minors Act	—
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                 to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:

Signature:

Notice:	The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guaranty:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.